UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EnteroMedics Inc.

(Name of Registrant as Specified In Its Charter)

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2800 Patton Road

St. Paul, MN 55113

(651) 634-3003

April 27, 2017

Dear Stockholders:

You are cordially invited to join us for our 2017 annual meeting of stockholders, which will be held on Thursday,  June 1, 2017 at 3:00 p.m., Central Time, in the Seattle Room at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402. For your convenience, a map showing the location of Dorsey & Whitney LLP is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of April 17, 2017, are entitled to notice of and to vote at the 2017 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

Dan W. Gladney

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, June 1, 2017 at 3:00 p.m., Central Time

Place:	Dorsey & Whitney LLP
Seattle Room
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402

Items of Business:	1. The election of two Class I directors for a three-year term.

2.       An advisory vote on executive compensation.

3.       Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.

4.       Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on April 17, 2017.

Voting by Proxy:

If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on May 31, 2017 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Scott P. Youngstrom
Secretary

April 27, 2017

PROXY STATEMENT

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2017

The Board of Directors of EnteroMedics Inc. (“EnteroMedics” or the “Company”) is soliciting proxies for use at the annual meeting of stockholders to be held on June 1, 2017, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about April 27, 2017.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of two Class I directors, an advisory vote on executive compensation and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2017. Also, once the business of the annual meeting is concluded, management will report on our performance during the last fiscal year and respond to questions from stockholders, as time permits.

Who is entitled to vote at the meeting?

The Board has set April 17, 2017, as the record date for the annual meeting. If you were a stockholder of record at the close of business on April 17, 2017, you are entitled to vote at the meeting.

As of the record date, 6,906,878 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 6,906,878 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, via the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting.

Each other matter that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. Withholding authority to vote for one or more of the directors up for re-election will have no effect on the voting for the election of any director who is among the two nominees receiving the highest number of votes FOR his election.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the NASDAQ Stock Market. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee does not have discretionary authority to vote your shares with regard to the election of the nominees for Class I director or the advisory vote on executive compensation. However, ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2017 is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board of Directors recommend that I vote?

You will vote on the following management proposals:

•	Election of the following Class I directors: Carl Goldfischer, M.D. and Jon T. Tremmel, each to serve a three-year term.

•	An advisory vote on executive compensation.

•	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.

The Board of Directors recommends that you vote FOR the election of each of the nominees for Class I directors, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the election of each of the nominees for Class I directors, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the meeting. We will publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four business days after the date of our annual meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

We have engaged The Proxy Advisory Group, LLC® to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total.

What are the deadlines for submitting stockholder proposals for the 2018 annual meeting?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2018 annual meeting, the written proposal must be received at our principal executive offices at 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Secretary, on or before December 27, 2017. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of EnteroMedics at our principal executive offices in St. Paul, Minnesota, no less than 90 days and no more than 120 days prior to the anniversary date of the last annual meeting. For the 2018 annual meeting, director nominations and stockholder proposals must be received on or after February 1, 2018 and on or before March 2, 2018. The proposal must contain the specific information required by our bylaws. In the event that the 2018 annual meeting is called for a date that is not within 30 days of the anniversary date of the 2017 annual meeting, stockholder proposals must be received in accordance with the timeline set forth in our bylaws. You may request a copy of our bylaws by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or calling (651) 634-3003. Stockholder proposals that are received by us after March 2, 2018, may not be presented in any manner at the 2018 annual meeting.

How can I communicate with EnteroMedics’ Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: EnteroMedics Inc., c/o Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the Board of Directors or the specified directors on a periodic basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2017

This proxy statement and the Annual Report on Form 10-K

for the fiscal year ended December 31, 2016 are available at http://ir.enteromedics.com/annual-proxy.cfm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of April 15,  2017. Percentage ownership calculations for beneficial ownership are based on 6,906,878 shares outstanding as of April 15, 2017. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

	Amount and
	Nature of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class
CVI Investments, Inc.(2)	689,998	9.99%
P.O Box 309GT
Ugland House
South Church Street
George Town, Grand Cayman KY-1-1104
Cayman Islands
Dan W. Gladney(3)	160,346	*
Scott P. Youngstrom(3)	47,400	*
Greg S. Lea(3)(4)	164	*
Naqeeb A. Ansari(3)	31,733	*
Peter M. DeLange(3)(5)	32,269	*
Paul F. Hickey(3)	31,083	*
Gary D. Blackford(3)	10,010	*
Carl Goldfischer, M.D.(3)(6)	16,455	*
Bobby I. Griffin(3)	11,837	*
Lori C. McDougal(3)	10,090	*
Nicholas L. Teti, Jr.(3)	13,497	*
Jon T. Tremmel(3)	12,025	*
All directors and executive officers as a group (12 persons)(7)	376,909	5.5%

*     The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following April 15, 2017.  For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following April 15, 2017, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Based on information known to us, as of April 15, 2017, CVI Investments, Inc. (“CVI”) and Heights Capital Management (“Heights) have beneficial ownership, shared voting power and shared dispositive power of 689,998 shares issuable upon exercise of common stock warrants.  Pursuant to the provisions contained in the warrants, such warrants may not be exercised to the extent that common stock holdings of CVI and Heights exceed 9.99% of the Company’s outstanding shares of common stock.

(3)

Includes the following shares subject to options exercisable currently or within 60 days of April 15, 2017:   Mr. Gladney, 158,421 shares; Mr. Youngstrom, 47,400 shares; Mr. Lea, 164 shares; Mr. Ansari, 31,590 shares; Mr. DeLange, 31,876 shares; Mr. Hickey, 31,083 shares; Mr. Blackford, 10,010 shares; Dr. Goldfischer, 11,785 shares; Mr. Griffin, 11,785 shares; Ms. McDougal, 10,038 shares; Mr. Teti, 13,487 shares; and Mr. Tremmel, 12,023 shares. Dr. Goldfischer has assigned the shares underlying his options to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. upon the exercise of these options.

(4)	Mr. Lea retired as Chief Financial Officer and Chief Compliance Officer effective October 3, 2016.

(5)	Includes 391 shares owned by Mr. DeLange and 2 shares owned by Mr. DeLange’s son.

(6)

Includes information supplied to us or filed with the SEC by Bay City Capital LLC (“BCC”) on behalf of Bay City Capital Fund IV, L.P. (“Fund IV”), Bay City Capital Fund IV Co-Investment Fund, L.P. (“Co-Investment IV”) and Bay City Capital Management IV LLC (“Management IV”), each of which has shared voting power and shared dispositive power of 4,670 shares. BCC is the manager of Management IV, which is the general partner of Fund IV and Co-Investment IV. BCC is also an advisor to Fund IV and Co-Investment IV. Carl Goldfischer, a Managing Director of BCC and a member of Management IV, is a member of our Board of Directors.

(7)	Includes 369,662 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of April 15, 2017, inclusive of options exercisable as described in footnote (3).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2016 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and stockholders beneficially owning more than 10% of our common stock during 2016 were satisfied, except that Dr. Goldfischer filed a late Form 4 reporting the granting of stock options at May 4, 2016.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Our Board of Directors currently has seven members: Gary D. Blackford, Dan W. Gladney, Carl Goldfischer, M.D., Bobby I. Griffin, Lori C. McDougal, Nicholas L. Teti, Jr. and Jon T. Tremmel, divided into three classes with staggered three-year terms. Under our bylaws, the Board of Directors may have up to nine members and the Board of Directors is actively searching for additional members to join the Board. At this year’s annual meeting, proxies will be solicited to re-elect Carl Goldfischer, M.D. and Jon T. Tremmel as Class I directors to serve until the 2020 annual meeting or until their successors are elected and qualified. Each of these nominees has agreed to serve as a director if elected. Proxies may not be voted for more than two Class I directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors comprising the Board of Directors.

The affirmative vote of a plurality of the common stock present and entitled to vote at the annual meeting with respect to the election of directors is required for the election of the nominees to the Board of Directors.

The Board of Directors recommends a vote FOR election of each of the nominated Class I directors.

Nominees

The following information has been provided with respect to the members of EnteroMedics’ Board of Directors, including Carl Goldfischer, M.D. and Jon T. Tremmel, who have each been nominated by the Board of Directors for re-election as Class I directors at the 2017 annual meeting.

CLASS I DIRECTORS—Nominees for re-election at the 2017 Annual Meeting

Carl Goldfischer, M.D., age 58, has served as one of our directors since July 2004. Dr. Goldfischer is currently an Investment Partner and Managing Director of Bay City Capital, serving as a member of the Board of Directors and executive committee, and has been with the firm since December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was, until mid-2000, Chief Financial Officer of ImClone Systems Incorporated, a publicly-held biotechnology company focused on developing therapeutic oncology products, where he oversaw financial operations and strategic planning. Since 2009, Dr. Goldfischer has served on the Board of Directors of Epizyme, Inc., a publicly traded biopharmaceutical company, where he also serves as chair of the audit committee. He previously served on the Board of Directors of two other publicly traded companies, MAP Pharmaceuticals, Inc. from 2004 to 2011 and Poniard Pharmaceuticals, Inc. from 2000 to 2012. Dr. Goldfischer also serves on the boards and audit committees of several private companies.

Areas of Relevant Experience: Dr. Goldfischer’s experience managing a venture investment fund that was an early investor in EnteroMedics, as well as his accounting and financial reporting background, makes him well-suited to serve as a member of the Board of Directors.

Jon T. Tremmel, age 70, has served as one of our directors since January 2009. Mr. Tremmel has been retired and acting as an independent consultant since 2007. Over the course of his career at Medtronic, Inc., Mr. Tremmel served in a variety of senior management positions, including President of the Neurological Division from 2003 to 2007, President of the Physio Control Division, President of the Tachyarrhythmia Management Division and President of the Interventional Vascular Division. Mr. Tremmel currently serves on the board of Cyberonics, Inc., a publicly-held company that designs, develops and markets implantable medical devices for the treatment of epilepsy and other debilitating neurological disorders and, Nuvectra Corp, a publically-held neuromodulation medical device company focused on the development of neurostimulation technology to treat various disorders of the nervous systems.

Areas of Relevant Experience: Mr. Tremmel’s lengthy career and leadership positions at a leading global implantable medical device company, makes him well-suited to serve as a member of the Board of Directors.

CLASS II DIRECTORS—Continuing in office until the 2018 Annual Meeting

Bobby I. Griffin, age 79, has served as one of our directors since September 2006. In 1998, Mr. Griffin retired from a 25 year career with Medtronic, Inc., where he held various positions, including Executive Vice President from 1985 to 1998 and President of Medtronic’s Pacemaker Business from 1991 to 1998. Since his retirement, Mr. Griffin has been a private investor, managing his own fund of companies as well as serving on the advisory boards of Affinity Capital Management Fund III and IV and Sapient Capital Management Fund, in which he also invests. In addition, Mr. Griffin has served on the Board of Directors of several public companies, including MTS Systems Corporation and Urologix, Inc., and is currently a director of several private companies.

Areas of Relevant Experience: Mr. Griffin’s lengthy career in the biomedical industry and senior leadership positions at a leading global implantable medical device company, as well as his experience with managing venture investments, makes him well-suited to serve as a member of the Board of Directors.

Dan W. Gladney, age 64, has served as our President and Chief Executive Officer since November 16, 2015 and as Chairman of our Board of Directors since October 14, 2016. Mr. Gladney joined the Company on November 2, 2015 as President-Elect and a member of the Board of Directors. Prior to joining us, Mr. Gladney served as Chairman and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery. Prior to his time at Lanx, Inc., Mr. Gladney was a Healthcare Operating Partner at Norwest Equity Partners (NEP) from 2008 until 2010, where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and executing new investment opportunities for the firm. Prior to joining NEP, Mr. Gladney served as President and Chief Executive Officer of several medical device companies including Heart Leaflet Technologies and ACIST Medical Systems, both of which were acquired by The Bracco Group. He also served as Chairman, Chief Executive Officer and President of Compex Technologies, a publicly traded orthopedic and health and wellness electro therapy company, from 2002 until 2006. Mr. Gladney currently serves on the board of directors of ARIA CV, Inc. and has been a member of a number of other private and public company boards. After the sale of Lanx, he acted as a private investor and small business consultant.

Areas of Relevant Experience: Mr. Gladney’s significant experience leading medical device companies, as well as his position as President and Chief Executive Officer of EnteroMedics and his experience with commercialization of medical device companies makes him well-suited to serve as a member of the Board of Directors.

Lori C. McDougal, age 56, has served as one of our directors since July 2015. Ms. McDougal has served in an executive capacity in the healthcare industry for more than eighteen years. She served as an Executive Vice President at Optum, Inc., a part of UnitedHealth Group, Inc., from 2013 until 2014. Prior to her time at Optum, she served as Chief Executive Officer of UnitedHealth Group’s subsidiary UnitedHealth Military & Veterans Services, LLC from 2008 until 2013, and previously served as the Chief Operating Officer of UnitedHealth Military & Veterans Services from 2007 until 2008. Before joining UnitedHealth Military & Veterans Services, she served as a Vice President of UnitedHealthcare Medicare & Retirement starting in 2002. Additionally, she served as President of UnitedHealth International from 1998 until 2002 and Vice President of OptumInsight from 1996 to 1998.

Areas of Relevant Experience: Ms. McDougal’s significant executive leadership experience and her experience working with private and government insurers, both domestic and foreign, make her well suited to serve as a member of the Board of Directors.

CLASS III DIRECTORS—Continuing in office until the 2019 Annual Meeting

Gary D. Blackford, age 59, has served as one of our directors since August 2016. Mr. Blackford has over 30 years of executive experience in the healthcare industry, having most recently served as President, Chief Executive Officer and member of the Board of Directors of Universal Hospital Services Inc., a nationwide provider of medical equipment management, technology and service solutions for the healthcare industry, from 2002 to 2015.  From 2001 to 2002, Mr. Blackford was Chief Executive Officer of Curative Health Services, Inc., a specialty healthcare services and pharmacy distribution company. From 1994 to 1998, Mr. Blackford served in executive roles at pharmacy benefit management companies including Medintell Systems Corporation and ValueRx (acquired by Express Scripts). He currently serves as a member of the board of directors for Wright Medical Group N.V., Halyard Health, Inc. and PipelineRx.

Areas of Relevant Experience:  Mr. Blackford’s executive leadership and director experience in health care services, health benefits, medical devices, medical equipment and medical technology makes him well- suited to serve as a member of the Board of Directors.

Nicholas L. Teti, Jr., age 64, has served as one of our directors since May 2007. Mr. Teti currently serves as Chairman of the Board, President and Chief Executive Officer of Suneva Medical, Inc., a privately-held aesthetic medical device company. He also serves as an independent consultant to public and private health care companies. From April 2009 to January 2011, Mr. Teti also served in a consultancy capacity to the Chief Executive Officer of EnteroMedics. From June 2009 to the present, Mr. Teti has served on the board of Health Care Royalty Partners Strategic Advisory (formerly Crown Royalty Partners). From January 2008 to March 2009, Mr. Teti was Chief Executive Officer of Den-Mat, a dental aesthetics company focused on developing non-invasive techniques. Mr. Teti served as Chairman of the Board of Isolagen, Inc., a biotechnology company which develops emergent, novel skin and tissue rejuvenation technologies, from January 2008 to June 2009, and was Chief Executive Officer of Isolagen from June 2006 to January 2008. From 2001 to 2006, Mr. Teti was President and Chief Executive Officer of Inamed Corporation, a healthcare products manufacturer focused on marketing breast implants, dermal fillers to correct facial wrinkles, and devices to treat severe and morbid obesity, including the LAP-BAND Adjustable Gastric Banding System. Mr. Teti served on the board of Inamed during 2001 and was Chairman of the Board from 2002 to 2006. Prior to that, Mr. Teti spent 25 years at DuPont and DuPont Merck where he held a number of senior management positions, including President and Chief Executive Officer of DuPont Pharmaceuticals.

Areas of Relevant Experience: Mr. Teti’s executive leadership experience in the medical device field, specifically with the research, marketing and commercialization of medical devices that treat morbid obesity, makes him well-suited to serve as a member of the Board of Directors.

DIRECTOR COMPENSATION

Compensation for our directors is designed to result in compensation that is competitive with that provided by comparably-sized, publicly-traded, medical device companies. For 2016, we engaged Pearl Meyer & Partners (“Pearl Meyer”) to conduct a study of our Board compensation practices and competitiveness.  Based on the results of this study and Pearl Meyer’s recommendations, the Board of Directors modified the director compensation program to reflect current best practices in director compensation and our Board of Director’s increased responsibilities outside of the meetings of the Board its committees. Effective as of January 1, 2016, each non-employee director receives an annual retainer of $35,000 for serving on the Board and each non-employee director who serves on the Audit Committee, the Compensation Committee or the Nominating and Compliance Committee, other than the chairperson of each of the committees, receives an additional annual retainer of $7,250, $5,000 and $3,000, respectively. Each of the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Compliance Committee receives an additional annual retainer of $15,000, $10,000 and $6,000, respectively. During 2016, non-employee directors received retainer payments for the first two calendar quarters of the year.  However, due to the Company’s 2016 financial performance and its need to conserve cash, in part to regain compliance with Nasdaq listing requirements, non-employee directors waived retainer payments for the third and fourth quarters of 2016.

Prior to his retirement from the Board in October 2016, Dr. Knudson served as the non-employee Chairman of the Board and was paid a $25,000 annual retainer in that role. Upon Dr. Knudson’s retirement, Mr. Gladney became Chairman of the Board and the Board determined to appoint a Lead Director for the Board. In December, Mr. Blackford was appointed as the Lead Director and, effective as of January 1, 2017, receives a $15,000 annual retainer in that role.

We also grant stock option awards to our non-employee directors as compensation for their service on our Board of Directors. Each non-employee director who becomes a member of our Board of Directors is granted an option to purchase shares of our common stock under our Amended and Restated 2003 Stock Incentive Plan (“ 2003 Plan”).    In addition, members of our Board of Directors are awarded an annual grant of options to purchase shares of our common stock.  Historically, this annual option grant occurs at or around the time of our annual meeting of stockholders. With respect to Board option grants, 25% of these options vest immediately with the remainder vesting in 36 equal monthly installments following the date of grant. Each such option has an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market on the date of grant and a ten-year term subject to earlier termination in the event of a termination of directorship.

On February 25, 2016, the Board of Directors approved a grant of options to purchase 47 shares of our common stock to Dr. Knudson, in recognition of his assumption of the role of non-executive Chairman of the Board. Dr. Knudson’s option grant was set with an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $74.90 on February 25, 2016, as adjusted for the Company’s 1-for-70 reverse stock split. On May 4, 2016, the Board of Directors approved annual option grants to purchase 42 shares of our common stock under our 2003 Plan to each of Dr. Goldfischer, Ms. McDougal and Messrs. Griffin, Teti, Jansz and Tremmel and 47 shares to Dr. Knudson as Chairman of the Board. These options were granted at an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $52.50, as adjusted for the Company’s 1-for-70 reverse stock split.  In addition, on August 15, 2016, the Board approved a grant of options to purchase 23 shares of our common stock to Mr. Blackford, in conjunction with his initial appointment to our Board.  Mr. Blackford’s option grant was set with an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $11.99, on August 15, 2016, as adjusted for the Company’s 1-for-70 reverse stock split.   With respect to all of the aforementioned 2016 grants of options to non-employee directors, 25% of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. All of these options have a ten-year term subject to earlier termination in connection with a termination of directorship.

On February 8, 2017, our Board granted options to purchase shares of our common stock under the 2003 Plan to non-employee members of the Board of Directors in the following amounts:  Mr. Blackford, 30,000 shares; Dr. Goldfischer, 35,000 shares; Mr. Griffin, 35,000 shares; Ms. McDougal, 30,000 shares; Mr. Teti, 40,000 shares and Mr. Tremmel, 35,000 shares.  All of these options have a ten-year term, were granted with an exercise price of $7.12, which was the closing price of our common stock on the date of grant, and were vested 25% immediately with the remainder vesting in 36 equal monthly installments following the date of grant.  Prior to these grants, our directors held options to purchase shares of our common stock in the following amounts: Mr. Blackford, 23 shares; Dr. Goldfischer, 143 shares;

Mr. Griffin, 143 shares; Ms. McDougal, 222 shares; Mr. Teti, 214 shares and Mr. Tremmel, 206 shares; at exercise prices ranging from $52.50 to $50,410.50 per share.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board and committee meetings. Directors who also serve as employees of the Company receive no additional compensation for serving as a director.    Mr. Gladney is now the only director who is also an employee of EnteroMedics.

The following table shows the compensation of the non-employee members of our Board during fiscal year 2016:

Director Compensation in 2016

	Fees Earned or		Option	All Other
	Paid in Cash		Awards	Compensation
Name(1)	($)(2)		($)(3)	($)	Total ($)
Gary D. Blackford(4)	—		233	—	233
Catherine Friedman(5)	18,201		—	—	18,201
Carl Goldfischer, M.D.	19,000	(6)	1,659	—	20,659
Bobby I. Griffin	23,625		1,659	—	25,284
Anthony P. Jansz(7)	17,500		1,659	—	19,159
Mark B Knudson, Ph.D.(8)	33,000		4,501	—	37,501
Lori C. McDougal	24,839		1,659	—	26,498
Nicholas L. Teti, Jr.	25,135		1,659	—	26,794
Jon T. Tremmel	17,970		1,659	—	19,629

(1)

Dan W. Gladney, who currently serves as President and Chief Executive Officer of the Company, is not included in this table because he was an employee of EnteroMedics during 2016 and thus received no compensation for his services as a director. The compensation he received as an employee of EnteroMedics is shown in the “Summary Compensation Table.”

(2)

The amounts in this column include the annual Board of Director and committee retainer amounts described above under the heading “Director Compensation” for 2016. Members of the Board of Directors waived their retainer amounts for the third and fourth quarters of 2016.

(3)

The amounts in this column represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by accounting principles generally accepted in the United States of America (“GAAP”). The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K.

The directors held options as of December 31, 2016, as follows:

Name	Vested Options	Unvested Options
Gary D. Blackford	7	16
Catherine Friedman	86	—
Carl Goldfischer, M.D.	107	36
Bobby I. Griffin	107	36
Anthony P. Jansz	226	—
Mark B Knudson, Ph.D.	3,713	—
Lori C. McDougal	208	14
Nicholas L. Teti, Jr.	200	14
Jon T. Tremmel	192	14

(4)	Mr. Blackford was appointed as a member of the Board of Directors effective August 15, 2016.

(5)	Ms. Friedman did not stand for re-election at our 2016 Annual Meeting and retired from the Board of Directors effective May 4, 2016.

(6)	Dr. Goldfischer requested that such amount be paid to Bay City Capital LLC, of which Dr. Goldfischer is an Investment Partner and Managing Director.

(7)	Mr. Jansz resigned from the Board of Directors effective August 15, 2016.

(8)	Dr. Knudson retired as Chairman and as a member of the Board of Directors effective October 14, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates), EnteroMedics and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with EnteroMedics and our management. Our Board of Directors has determined that no transactions or relationships existed that would disqualify any of our directors under NASDAQ Stock Market rules or require disclosure under SEC rules, with the exception of Dan W. Gladney, our President and Chief Executive Officer, because of his employment relationship with EnteroMedics. Based upon that finding, the Board of Directors determined that Dr. Goldfischer, Ms. McDougal and Messrs. Blackford, Griffin, Teti and Tremmel are “independent” and the composition of our Board of Directors meets the requirements for independence under the NASDAQ Stock Market. Each of our Audit, Compensation and Nominating and Compliance Committees is composed only of independent directors.

Director Qualifications and Selection Process

The Nominating and Compliance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In evaluating a candidate for nomination as a director of the Company, the Nominating and Compliance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Compliance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source. The Nominating and Compliance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

These general criteria are subject to modification and the Nominating and Compliance Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Compliance Committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Compliance Committee c/o Secretary at 2800 Patton Road, St. Paul, Minnesota 55113: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Nominating and Compliance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Compliance

Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at our next annual meeting. The Nominating and Compliance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Compliance Committee by any stockholder in connection with the 2017 annual meeting. Any stockholder desiring to present a nomination for consideration by the Board of Directors prior to our 2018 annual meeting must do so prior to March 2, 2018, in accordance with our bylaws, in order to provide adequate time to duly consider the nominee.

Board Leadership Structure

Historically prior to 2016, Dr. Knudson, our founder and Chief Executive Officer, also served as Chairman of the Board. With his retirement as an officer of the Company at the end of 2015, and with the hiring of Mr. Gladney as Chief Executive Officer, the roles of Chief Executive Officer and Chairman of the Board were separated. With Dr. Knudson’s retirement from the Board in October 2016, the Board determined to appoint Mr. Gladney as Chairman of the Board but also to appoint a Lead Director for the Board. The Board believes that having Mr. Gladney serve in this combined role ensures that the operational and strategic priorities of the Company receive the Board’s attention on a timely basis. In December 2016, the Board appointed Mr. Blackford to serve as Lead Director for the Board. As Lead Director, Mr. Blackford presides at executive sessions of the non-employee directors and serves as a liaison between the Chairman and the Board, to ensure the efficient and independent operation of the Board.

Each of the directors other than Mr. Gladney, our current President and Chief Executive Officer, is independent and our Board believes that Lead Director and other independent directors provide effective oversight of management. Moreover, in addition to the feedback provided during the course of the Board meetings, the Lead Director and the other independent directors have regular executive sessions. At the executive sessions, the independent directors and the Lead Director discuss specific feedback or issues to be discussed with the Chairman of the Board, provide the Lead Director with input regarding agenda items for Board and Committee meetings and coordinate with the Lead Director regarding information to be provided to the independent directors in performing their duties. Our Board believes that this approach is appropriate to ensure proper oversight of our executives and effectively complements our current management structure.

Our Board of Directors periodically evaluates whether the leadership structure of our Board continues to be optimal for the Company and our stockholders. Although we believe that combination of the Chairman and Chief Executive Officer roles is appropriate in our current circumstances, the Board has the flexibility to modify the Board leadership structure in the future if it determines that to be appropriate.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Compliance, and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Compliance section of the Investors page on our website at www.enteromedics.com. Stockholders may request a free printed copy of any of these charters by contacting our Secretary at EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

The Board of Directors held six meetings during fiscal year 2016. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Current Term Expiration	Audit	Nominating and Compliance	Compensation
Gary D. Blackford(1)	2019		Chair
Dan W. Gladney	2018
Carl Goldfischer, M.D.	2017		√
Bobby I. Griffin	2018	√		√
Lori C. McDougal(2)	2018	Chair		√
Nicholas L. Teti, Jr.	2019	√	√	Chair
Jon T. Tremmel	2017

(1)	Mr. Blackford was appointed Chair of the Nominating and Compliance Committee in August 2016. He was also appointed Lead Director in December 2016.
(2)	Ms. McDougal was appointed Chair of the Audit Committee effective May 4, 2016.

Audit Committee

The Audit Committee is responsible for assisting the Board in monitoring the quality and integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly consolidated financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. All of the Audit Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. Our Board of Directors has determined that Lori McDougal, our current Audit Committee Chair, is a financial expert under the rules of the SEC. The Audit Committee held five meetings in 2016. During each of the meetings, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Compliance Committee

The Nominating and Compliance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors at our next annual meeting of stockholders. The Nominating and Compliance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews the charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Compliance Committee members meet the existing independence requirements of the NASDAQ Stock Market. The Nominating and Compliance Committee held three meetings in 2016. During each of the meetings, the Nominating and Compliance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and compensates the Chief Executive Officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the NASDAQ

Stock Market. The Compensation Committee held four meetings in 2016. During each of the meetings, the Compensation Committee held an executive session without members of management present.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted the EnteroMedics Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Compliance section of the Investors page on our website at www.enteromedics.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Board’s Role in Risk Oversight

Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the Company to the Board’s attention. The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to our Board and committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. These matters are further discussed by the Board and committees in executive sessions without the presence of management. The primary areas of risk oversight that our Board and committees are responsible for are summarized below:

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual capital plan and strategic plans (including capital allocation); litigation and regulatory exposures; other current matters that may present material risk to our operations, plans, prospects or reputation; and senior management succession planning.

Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Board/Committee	Primary Areas of Risk Oversight
Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans.

Nominating and Compliance Committee	Risks and exposures associated with corporate governance, legal compliance and director succession planning.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing all related party transactions as they are presented, and the approval of the Audit Committee will be required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Compliance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

Since the beginning of our last fiscal year, no transactions and series of similar transactions have occurred to which we were or are a party in which:

•	the amounts involved, exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Indemnification Agreements

Upon the closing of our initial public offering on November 20, 2007, we entered into indemnification agreements with each of our directors and executive officers serving at that time.  Since then, it has been our standard practice to enter into an indemnification agreement with each new executive officer and each new member of our Board of Directors. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us; unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director is fairly and reasonably entitled to indemnity. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

EXECUTIVE OFFICERS

The following table sets forth information regarding our named executive officers, including their title as of December 31, 2016 and their age as of April 15, 2017.  Mr. Lea retired from his position as an executive officer on October 3, 2016.

Name	Age	Position
Dan W. Gladney	64	Chairman, President and Chief Executive Officer
Scott P. Youngstrom	57	Chief Financial Officer and Chief Compliance Officer
Greg S. Lea	64	Former Chief Financial Officer and Chief Compliance Officer
Naqeeb A. Ansari	56	Senior Vice President of Sales
Peter M. DeLange	48	Senior Vice President of Operations and Business Development
Paul F. Hickey	52	Senior Vice President of Marketing and Reimbursement

Dan W. Gladney has served as our President and Chief Executive Officer since November 16, 2015 and as Chairman of our board of directors since October 14, 2016. Mr. Gladney joined the Company on November 2, 2015 as President-Elect and a member of the board of directors. Prior to joining us, Mr. Gladney served as Chairman and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery. Prior to his time at Lanx, Inc., Mr. Gladney was a Healthcare Operating Partner at Norwest Equity Partners (NEP) from 2008 until 2010, where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and executing new investment opportunities for the firm. Prior to joining NEP, Mr. Gladney served as President and Chief Executive Officer of several medical device companies including Heart Leaflet Technologies and ACIST Medical Systems, both of which were acquired by The Bracco Group. He also served as Chairman, Chief Executive Officer and President of Compex Technologies, a publicly traded orthopedic and health and wellness electro therapy company, from 2002 until 2006. Mr. Gladney currently serves on the board of directors of ARIA CV, Inc. and has been a member of a number of other private and public company boards. After the sale of Lanx, he acted as a private investor and small business consultant.

Scott P. Youngstrom has served as our Chief Financial Officer and Chief Compliance Officer since October 3, 2016.  Mr. Youngstrom has over 25 years of strategic financial and operational experience in a variety of medical device companies, most recently having served as Chief Financial Officer and Vice President, Finance at Galil Medical, a leading developer of cryotherapy technology. Prior to Galil Medical, from 2009-2014, Mr. Youngstrom served as Vice President, Chief Operating Officer, and Chief Financial Officer at DGIMED Ortho, Inc., a developer of orthopedic medical devices. Mr. Youngstrom has previously served as Chief Financial Officer and Vice President, Finance with Anulex Technologies, Enpath Medical, Compex Technologies, ACIST Medical Systems, and Cardiotronics.

Greg S. Lea served as our Chief Financial Officer from May 2007 until his retirement October 3, 2016.   Mr. Lea also held the position of Chief Compliance Officer from January 6, 2016 until his retirement and as Chief Operating Officer from February 15, 2013 to January 6, 2016.  He also held the title of Senior Vice President from May 2007 until December 2014.  Prior to joining the Company, Mr. Lea served in Chief Financial Officer, Corporate Controller and director roles of Pemstar, Inc. and in various executive and financial management roles at Jostens Corporation and IBM Corporation.

Naqeeb (Nick) A. Ansari has served as our Senior Vice President of Sales since January 6, 2016. Mr. Ansari has over 20 years of experience in the medical device industry, having held various senior sales positions at Stryker Corporation, DePuy, Medtronic, Inc., Lanx, Inc. and Globus Medical Inc. Prior to joining the Company he spent two years as the owner of an independent distributor solely selling Biomet products. Prior to this, he served as Senior Vice President of Sales at Lanx, Inc. from 2010 to 2013.

Peter M. DeLange has served as our Senior Vice President of Operations and Business Development since January 18, 2016. Mr. DeLange has spent the last 11 years as the owner and President of Devicix, LLC a medical device engineering development company that was sold in 2015. At Devicix, he contracted with large medical device companies and worked closely with individual surgeons to develop new technologies. Since 2011, Mr. DeLange has also served as a Co-Founder and Board Member of FocusStart LLC, an early stage technology development company utilizing a capital efficient business model to advance medical technology. Prior to Devicix, he held software engineer and product development positions at numerous companies including ACIST Medical Systems, Nellcor Puritan Bennett, Emerson EMC and Quester Technology.

Paul F. Hickey has served as our Senior Vice President of Marketing and Reimbursement since January 18, 2016. Mr. Hickey has over 15 years of experience as a medical device executive, most recently having served as Chief Executive Officer of Pantheon Spinal, a small spine implant start-up company based in Austin, Texas, since 2014. Prior to Pantheon, he spent three years as Senior Vice President, Global Commercialization at Lanx, Inc., which was acquired by Biomet Spine in 2013, where he oversaw marketing, clinical reimbursement and R&D. Mr. Hickey also spent 17 years at Zimmer-Spine where he held numerous marketing and developments positions, most recently as Vice President, Global R&D and Emerging Technology from 2004-2008.

.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation policies and programs for our named executive officers (“NEOs”) as determined under the rules of the SEC, who consist of our current Chief Executive Officer, our current and former Chief Financial Officers and our three next most highly paid executive officers.  As of December 31, 2016, our NEOs included all of our executive officers.

Compensation Determination Process

Commencing April 27, 2007, our Board of Directors appointed independent directors to the Compensation Committee, formally adopted a charter outlining the responsibilities of the committee and granted the committee the authority to oversee our compensation programs. The Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and for our other executive officers. The Chief Executive Officer’s compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee’s proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee’s meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

The Compensation Committee generally reviews each element of total compensation on an annual basis in the first half of the year in connection with the review of our annual performance. During 2014, the Company engaged Pearl Meyer to conduct a peer group compensation study, which analyzed the base salaries, percentage equity ownership and percentage cash incentives paid to our executive officers at the level of vice president and above against the compensation awarded to such officers at comparable companies. The comparable core peer group companies (Athersys, Inc., AtriCure, Inc., Celladon Corporation, Cutera, Inc., ERBA Diagnostics, Inc., Esperion Therapeutics, Inc., Hansen Medical, Inc., Lexicon Pharmaceuticals, Inc., NeuroMetrix Inc., Orexigen Therapeutics, Inc., Stereotaxis Inc., SurModics, Inc., Synergy Pharmaceuticals, Inc., Uroplasty, Inc. and VIVUS Inc.), consisting of medical device companies that were publicly-traded and comparably-sized, were selected by Pearl Meyer with input from our former Chief Financial Officer and were approved by the Compensation Committee. In addition, Pearl Meyer selected an aspirational peer group to analyze and explain directional shifts in compensation as the Company began to commercialize its product and generate material revenue. The aspirational peer group companies (Abaxis, Inc., ABIOMED, Inc., Cardiovascular Systems Inc., Cyberonics Inc., Cynosure, Inc., DexCom, Inc., Heartware International Inc., Insulet Corporation and Nxstage Medical, Inc.) consisted of larger medical device companies that were publicly-traded. Pearl Meyer presented the results of their analysis and the findings with respect to the competitiveness of the elements of our compensation program to the Compensation Committee. The Compensation Committee used the analysis completed by Pearl Meyer as a starting point in its annual review of executive compensation to benchmark each executive officer’s current compensation package against compensation packages offered to similar executive officers by comparable companies.  Additionally, the Compensation Committee consulted with Pearl Meyer when negotiating the compensation levels for Messrs. Youngstrom, Ansari, DeLange and Hickey. This included an analysis of the base salaries, percentage equity ownership and percentage cash incentives of  executive officers hired at comparable companies, as well as the typical base salaries, equity grants and percentage cash incentives for comparable executive positions. The Compensation Committee took into account this information as well as its desire to ensure that each executive officer is fairly compensated and properly incentivized, while still following the Company’s overall compensation philosophy when determining the appropriate compensation level for each newly hired executive officer.

In general, the Compensation Committee tries to keep each executive officer’s base salary and total compensation at the midpoint of the range of base salaries and total compensation paid to similar executive officers at comparable companies and may make recommendations to adjust an executive officer’s compensation accordingly. The goal of this review is to try to maintain base salaries and total compensation packages that are market competitive, so the Company can attract and retain executive talent. However, the Compensation Committee may deviate from this benchmark as it considers other factors such as each executive officer’s individual performance and responsibilities, the Company’s overall strategy and performance and the pool of resources available for compensation adjustments each year. These factors, especially the Company’s desire to reward individual efforts and performance, weigh much more heavily in the Compensation Committee’s final recommendations with respect to compensation adjustments. Since the Company’s intent with respect to stock-based compensation relates more to aligning executive officers’ interests with those of the Company and encouraging their efforts for the long-term growth and success of the Company, the peer group analysis generally plays a role as a reference point in the Compensation Committee’s decisions to make additional awards of stock options to the executive officers. More importantly, the Compensation Committee considers individual performance and experience, contributions and achievements, stock option grants previously awarded to each executive and the Compensation Committee’s view of the appropriate levels of equity compensation for individuals with certain responsibilities, professional expertise and experience.

The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

Compensation Philosophy and Components

We are committed to attracting, hiring and retaining an experienced management team. Our fundamental executive compensation philosophy is to provide our executive officers with compensation we believe to be comparable with similarly situated executives in other companies of similar size and stage of development operating in the medical device industry, taking into account our relative performance and our own strategic goals. Our objective is to have each of our executive officer’s total compensation be contingent upon both our overall company performance and each executive officer’s individual performance. To achieve this objective, our Compensation Committee has maintained and expects to continue to implement and maintain compensation programs that tie a portion of the executive officers’ overall compensation to key strategic, financial and operational goals, such as clinical trial progress, commercialization efforts, continued research and development, continued establishment of intellectual property and implementation of appropriate financing strategies, while also recognizing not only individual executive responsibilities and breadth of experience but also competitive market compensation paid by other companies for similar positions. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) a base salary that reflects individual responsibilities and experience and is intended to be competitive in the context of base salaries paid by comparable companies for similar positions; (ii) cash incentive payments under our Management Incentive Plan that are contingent upon our achievement of specific pre-determined performance objectives as communicated to the executive officers following their determination by the Compensation Committee and the Board of Directors on an annual basis, thereby allowing such objectives to vary from year to year; and (iii) stock-based incentive awards, which reward long-term performance and align the mutuality of interests between our executive officers and our stockholders.

Base Salary

Base salaries are designed to provide recurring compensation for the fulfillment of the duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. Each executive officer’s base salary is also determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy.  In 2016, compensation for Messrs. Gladney, Youngstrom, Ansari, DeLange and Hickey were determined based on their respective executive employment agreements that were entered into either during late 2015, for Mr. Gladney, or during 2016, for Messrs. Youngstrom, Ansari, DeLange and Hickey.  The Committee determined that the salary of Mr. Lea was appropriate and did not increase his salary for 2016.

We have also entered into executive employment agreements with Messrs. Youngstrom, Ansari, DeLange and Hickey and amendments to the agreements with Messrs. Gladney and  Lea that establish certain guaranteed minimum base salary and incentive compensation thresholds and provide other benefits described in more detail below under the heading “Executive Employment Agreements and Severance Benefits.” The base salaries recommended by the Compensation Committee and approved by the Board for Messrs. Gladney, Youngstrom, Lea, Ansari, DeLange and Hickey have been consistent with these agreements since they were executed, though for the period of November 1, 2016 through January 31, 2017, the base salaries of all of the Company’s employees, including its NEOs, were temporarily reduced by 20% in order to reduce operating costs, improve the Company’s cash position and assist in regaining compliance with Nasdaq listing requirements.

The Compensation Committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.  In addition, the Compensation Committee may choose to reduce base salaries if the Company’s cash flow or financial situation warrants such a reduction.  In 2016, our executive officers agreed to a 20% reduction in base salary for the months of November and December to reduce our operating costs, improve our cash position and assist the Company in regaining compliance with Nasdaq listing requirements.

Annual Cash Incentives

Our Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the Company.

At the beginning of each year, the Compensation Committee approves, subject to review by the Board of Directors, new “Base Plan” and “Incremental Plan” corporate objectives for the Management Incentive Plan. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of the Company. When these objectives are established and approved, each objective, and, if applicable, the subparts to each objective, is weighted and assigned a percentage value relative to the “Base Plan” or “Incremental Plan” corporate objectives taken as a whole. At that time, the Compensation Committee also establishes the maximum bonus amount for each of our executive officers, based on a set percentage of each executive officer’s base salary, that the “Base Plan” and “Incremental Plan” corporate objectives are worth (see table below). The Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan.

Under the terms of the Management Incentive Plan, if participants achieve the designated “Base Plan” objectives, they are entitled to receive a bonus equal to a “Base Plan” percentage of their base salary for the year. In addition to the “Base Plan” bonus amount, participants are also eligible to receive an additional bonus equal to the designated “Incremental Plan” percentage of their base salary if certain additional “Incremental Plan” objectives are achieved. The bonus percentages that may be paid to executive officers under the 2016 “Base Plan” and “Incremental Plan” are set forth in the table below:

	“Base Plan”	“Incremental Plan”
	(bonus as	(bonus as	Maximum Bonus
	percentage	percentage of	(as a percentage
Title	of salary)	salary)	of salary)
President and CEO	40%	10%	50%
Chief Financial Officer	35%	10%	45%
Senior Vice President(1)	32%	8%	40%
Vice President	28%	7%	35%
Director	20%	5%	25%

(1)

The Senior Vice President of Sales has a Base Plan percentage of 20% and an Incremental Plan percentage of 8%.  In addition, the Senior Vice President of Sales is entitled to receive a bonus equal to 1% of 2016 net sales.

The Compensation Committee’s decision to include “Base Plan” and “Incremental Plan” bonuses and performance objectives in conjunction with bonus award percentages that may be earned by executive officers was based on its determination that such an incentive plan is necessary to strategically align the Company’s compensation with that of similarly positioned publicly-traded medical device companies and to increase the Company’s ability to attract and retain talented executive management. Additionally, the “Incremental Plan” objectives were designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement.

The Management Incentive Plan includes corporate and individual performance goals for all participants, except the Chief Executive Officer and other executive officers above the Senior Vice President level, whose bonus is based entirely on corporate objectives. The weighting of the corporate to individual performance goals for executive officers under the Management Incentive Plan is set forth in the table below:

	Corporate Objective	Individual Objective
Title	Weighting	Weighting
President and CEO	100%	—%
Chief Financial Officer	100%	—%
Senior Vice President	90%	10%
Vice President	80%	20%
Director	60%	40%

These percentages were weighted based upon the Compensation Committee’s determination that the achievement of the Company’s strategic corporate goals was a more meaningful measure of performance for senior executive officers than the achievement of individual goals and that such weighting yielded an incentive that was most beneficial to the Company’s overall performance.

At the beginning of each year, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance objectives that were established for the prior year’s Management Incentive Plan and assesses whether the objectives were fully achieved, not achieved or partially achieved. If an objective was fully achieved, 100% credit is given for the objective. If an objective was not achieved, 0% credit is given for the objective. If an objective was partially achieved, the Compensation Committee, with input from the Chief Executive Officer, will review the objective and the Company’s performance to determine whether any partial credit is appropriate. In some cases, for example where an objective has subparts and one or more of the subparts were achieved, even though the main objective was not achieved, partial credit may be given for the subparts that were achieved. Since each of the objectives was assigned a weighting when it was established, the Compensation Committee adds the percentages for the objectives that were achieved to determine the total percentage of the “Base Plan” and “Incremental Plan” corporate objectives that were achieved for the year. Then, if there were any executive officers who did not serve as executive officers for the full year and had an agreement with the Company to receive a pro-rated amount of the Management Incentive Plan, the Compensation Committee will calculate the pro-rated percentage of the bonus award that such executive officer is entitled to receive. Finally, the Compensation Committee calculates the bonus award amount for each executive officer by first multiplying (i) the total percentage amount that the “Base Plan” corporate objective was achieved by the maximum “Base Plan” bonus amount for that officer, (ii) the total percentage amount that the “Incremental Plan” corporate objective was achieved by the maximum “Incremental Plan” bonus amount for that officer and (iii) for all of the participants except the Chief Executive Officer and other executive officers above the Senior Vice President level, the total percentage amount that the individual objective was achieved by the maximum individual bonus amount for that officer and then adding the amounts together. Based on these calculations, the Compensation Committee may approve the bonus award amounts to be paid to each of the executive officers or the Compensation Committee may recommend the bonus award amounts to be paid to each of the executive officers to the Board of Directors for review and approval of the payment of the awards.

In the first half of 2016, the individual performance objectives under the Management Incentive Plan were set separately and specifically for each participating executive officer by the Chief Executive Officer. With respect to the corporate performance components, on May 4, 2016, the Board established objectives for both the “Base Plan” and the “Incremental Plan.” The “Base Plan” corporate performance objectives established by the Board for fiscal year 2016 consisted of: (i) the achievement of minimum number of unit sales in 2016; (ii) the achievement of reimbursement agreements with a minimum number of providers in 2016; (iii) the successful tracking and reporting of commercial patients in 2016; and (iv) the achievement of the Company’s cash and expense plan for 2016. The “Incremental Plan” corporate performance objective for fiscal year 2016 was the achievement of a minimum amount of revenue generated from sales of the VBloc Rechargeable System. If the Incremental Plan objective was achieved, the Compensation Committee could, in its discretion, increase the total bonus award up to 150%. The “Incremental Plan” objectives were designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement. In accordance with the Management Incentive Plan, the Compensation Committee has the discretion to award partial or full payment of annual cash incentive compensation in the event that some, but not all, of the “Base Plan” or “Incremental Plan” corporate goals are achieved.

Due to unanticipated changes in the Company’s business plan during 2016, specifically with respect to its need to reduce operating expenses, conserve cash and obtain additional financing before March 2017, the Board determined that it would be imprudent and inappropriate for any executive bonuses to be paid with respect to 2016.  As a result, in

December 2016, the Board informed the executive officers that no bonuses would be awarded under the Management Incentive Plan for 2016.

Long-Term Incentives

Our 2003 Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. Currently, long-term incentives are awarded to our executive officers through the grant of stock options. Our stock option grants are designed to align the long-term interests of each executive officer with those of our stockholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Compensation Committee and the Board of Directors have used stock options, rather than other forms of long-term incentives, because they create value for executive officers only if stockholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. Since our initial public offering and the commencement of the trading of our common stock on the NASDAQ Stock Market on November 15, 2007, the exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the date of grant.

Executive officers are granted stock options at the time they commence their employment with us. New hire grants occur at regularly scheduled Board meetings. Executive officers are also eligible for annual grants thereafter, which are expected to occur at the first regularly scheduled Board meeting of each fiscal year, but may occur at other times during the year, if at all. Stock options granted to our executive officers at the time of hire generally vest twenty-five percent on the first anniversary of the date of hire and then 1/36th per month for 36 months thereafter and expire ten years after the date of grant subject to earlier termination in the event of a termination of employment. The vesting of additional stock options issued to our executive officers is at the discretion of our Compensation Committee and the Board of Directors and may be in accordance with this schedule or may be monthly over different periods of time or may have a component of immediate vesting or may be tied to specified performance milestones.

The Compensation Committee and the Board of Directors do not award stock options according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of stock options granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical and regulatory progress, commercialization, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of stock option grants awarded to other executive officers from time to time, he does not make a recommendation as to his stock options. Although our Chief Executive Officer may respond to the Compensation Committee’s proposal regarding whether and the amount of stock options he should be granted, to date he has not done so and has accepted the initial proposal of the Compensation Committee.

On June 27, 2016 we completed an option exchange offer to our employees under which certain outstanding options to purchase shares of our common stock were tendered by employees in exchange for new options with the exercise price to be set at the then current market price of our common stock.  Options granted pursuant to the stock option exchange program vest 1/3rd immediately upon the date of grant, and then 1/24th per month for 24 months thereafter.    Options to purchase 6,424 shares of common stock, which included all the options eligible for exchange, were tendered by employees and cancelled by us. On the same date, options to purchase 1,083 shares of common stock were issued by us with an exercise price of $23.28 per share, which was the Company’s closing stock price on June 27, 2016 as adjusted for the 1-for-70 reverse stock split, in exchange for the cancelled options.  None of the options held by our executive officers were eligible for exchange pursuant to the offer, except that Mr. Lea exchanged options to purchase 2,532 shares of common stock for options to purchase 764 shares of common stock with an exercise price of $23.28 per share.

At a special meeting of shareholders held on December 12, 2016, our shareholders approved an increase in the number of shares authorized for issuance under the 2003 Plan to 40,000,000 shares.  Subsequent to that meeting, as part of our plan to enable the Company to regain compliance with Nasdaq’s minimum bid price and shareholders’ equity listing requirements, we effected a recapitalization of the Company consisting of a 1-for-70 reverse split of our common stock effected on December 27, 2016, followed on January 23, 2017, by the closing of an underwritten public offering of our equity securities resulting in the issuance of an aggregate of 3,578,001 shares of our common stock and warrants to purchase 3,577,994 shares of our common stock with an exercise price of $5.84 per share.  Pursuant to the terms of the 2003 Plan, the Board of Directors is required to adjust the number of shares authorized under the 2003 Plan as it determines necessary after a recapitalization or other similar corporate transaction to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 Plan.  Accordingly, on February 8, 2017, pursuant to the terms of the 2003 Plan, the Board of Directors adjusted the number of shares authorized under the 2003 Plan to 3,000,000 shares as a result of the recapitalization of the Company consisting of the 1-for-70 reverse stock split and the public offering of our stock which closed on January 23, 2017.

   On February 8, 2017, our Board granted options to purchase shares of our common stock under the 2003 Plan to our executive officers in the following amounts:  Mr. Gladney, 466,500 shares; Mr. Youngstrom, 142,200 shares; Mr. Ansari, 93,250 shares; Mr. DeLange, 93,250 shares; and Mr. Hickey, 93,250 shares.  All of these options have a ten-year term, were granted with an exercise price of $7.12, which was the closing price of our common stock on the date of grant, and were vested 25% immediately with the remainder vesting in 36 equal monthly installments following the date of grant.  Prior to these grants, our executive officers held options to purchase shares of our common stock in the following amounts: Mr. Gladney, 7,380 shares; Mr. Youngstrom, 0 shares; Mr. Ansari, 1,523 shares; Mr. DeLange, 2,380 shares; and Mr. Hickey, 1,523 shares; at exercise prices ranging from $91.70 to $262.50 per share.

Other Compensation

We provide our executive officers with benefits, including health insurance, life and disability insurance and dental insurance, that we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executive officers. Specifically, we fund the executive officer’s Flex Spending Accounts and we offer to pay 100% of the health and dental insurance premium costs for the families of our executive officers. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

We provide a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on the same terms as any other participant in the plan. Matching contributions may be made by us to the 401(k) plan at the discretion of our Board of Directors. To date, we have not made any matching contributions to the 401(k) plan.

Executive Employment Agreements and Severance Benefits

We have entered into executive employment agreements with Messrs. Gladney, Youngstrom, Lea, Ansari, DeLange, and Hickey. These agreements establish a specified minimum base compensation and a maximum percentage of annual incentive compensation that may be earned as a bonus by each of these executive officers in a given year.    These agreements also provide for the payment of severance benefits upon certain termination events and for the right to certain benefits upon a change in control of EnteroMedics. The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the executive officers in the event of a change in control transaction and better ensure that stockholder interests are protected. A more complete description of the executive employment agreements, as amended can be found in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Code, we are not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which qualifies as performance-based compensation does not have to be taken into account for purposes of this limitation.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2014, 2015 and 2016 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee of the Board of Directors of EnteroMedics

Nicholas L. Teti, Jr., Chair	Bobby I. Griffin
Lori C. McDougal

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2016 and 2015.

Summary Compensation Table

						Non-
						equity
						Incentive
					Option	Plan	All Other
Name and			Bonus		Awards	Compensation	Compensation
Principal Position	Year	Salary ($)	($)(1)		($)(2)	($)(3)	($)(4)		Total ($)
Dan W. Gladney(5)(6)	2016	459,167	—		—	—	4,555		463,722
President and Chief Executive Officer	2015	79,167	—		1,628,631	13,274	164		1,721,236
Scott P. Youngstrom(6)(7)	2016	65,000	—		—	—	425		65,425
Chief Financial Officer and Chief Compliance Officer	2015	—	—		—	—	—		—
Greg S. Lea(8)	2016	243,313	—		6,139	—	394,132	(9)	643,585
Chief Financial Officer and Chief Compliance Officer	2015	322,507	16,125		163,413	135,453	4,750		642,248
Naqeeb A. Ansari (6)(10)	2016	286,731	7,867	(11)	105,742	—	3,734		404,074
Senior Vice President of Sales	2015	—	—		—	—	—		—
Peter M. DeLange(6)(12)	2016	277,500	—		175,075	—	5,653		458,228
Senior Vice President of Operations and Business Development	2015	—	—		—	—	—		—
Paul F. Hickey(6)(13)	2016	277,500	—		106,560	—	5,302		389,362
Senior Vice President of Marketing and Reimbursement	2015	—	—		—	—	—		—

(1)

Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column. The Board of Directors approved a one-time cash bonus for all employees of the Company, including Mr. Lea, in recognition of receiving FDA approval for the vBloc Rechargeable System on January 14, 2015, equal to 5% of their annual base salary at that time.

(2)

The amount in this column represents the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

(3)

Represents bonuses earned under our Management Incentive Plan. All of our executive officers participate in the Management Incentive Plan.  No amounts were awarded with respect to 2016.  The details of the Management Incentive Plan are discussed further above under the heading “Compensation Discussion and Analysis.”

(4)

The amounts in this column include Company contributions to each executive officer’s Flex Spending Account (“FSA”) and premiums paid by the Company for health care and dental coverage for the dependents of each of our executive officers. With respect to the FSA spending contribution, the maximum contribution amount is included regardless of actual amounts used by the executive officers. With respect to the dependent health care and dental coverage, the amounts only include the 20% additional coverage paid by the Company for executive officers as the Company covers 80% of this expense for all employees.

(5)	Mr. Gladney was hired as President-Elect of the Company on November 2, 2015, and became President and Chief Executive Officer on November 16, 2015.

(6)

Salaries for all of the Company’s employees, including NEOs, were temporarily reduced 20% between November 1, 2016 and January 31, 2017 as a measure to reduce operating costs, improve the Company’s cash position and regain compliance with Nasdaq listing requirements.

(7)	Mr. Youngstrom was hired as Chief Financial Officer and Chief Compliance Officer effective October 3, 2016.

(8)	Mr. Lea retired as Chief Financial Officer and Chief Compliance Officer effective October 3, 2016

(9)

Includes the following items payable or provided to Mr. Lea under the terms of his amended employment agreement over the twelve months following his October 3, 2016 retirement:  $323,920 base salary, $19,973 health care and dental coverage, and $2,550 FSA spending contribution.  Amount also includes $43,414 payment to Mr. Lea upon his retirement for unused paid time off.

(10)	Mr. Ansari was hired as Senior Vice President of Sales effective January 6, 2016.

(11)	Represents bonus paid to Mr. Ansari in March 2017 of 1% of the Company’s 2016 revenues in accordance with his employment agreement.

(12)	Mr. DeLange was hired as Senior Vice President of Operations and Business Development effective January 18, 2016.

(13)	Mr. Hickey was hired as Senior Vice President of Marketing and Reimbursement effective January 18, 2016.

Grants of Plan-Based Awards

The table below sets forth information regarding all plan-based awards granted to our named executive officers during fiscal year 2016.

Grants of Plan-Based Awards in 2016

					All other	Exercise
					option awards:	or base	Grant date
		Estimated future payouts under			number of	price of	fair value
		non-equity incentive plan awards(1)			securities	option	of option
	Grant	Threshold	Target	Maximum	underlying	awards	awards
Name	Date	($)	($)	($)	options (#)	($/Sh)	($)(2)
Dan W. Gladney	11/2/15	$—	$183,667	$344,375	—	$—	$—
Scott P. Youngstrom	10/3/16	—	22,750	43,875	—	—	—
Greg S. Lea	1/27/16	—	85,160	164,237	—	—	—
	6/27/16	—	—	—	394	23.28	6,139
Naqeeb A. Ansari	1/19/16	—	57,346	120,427	1,523	91.70	105,742
Peter M. DeLange	1/18/16	—	88,800	166,500	2,380	96.60	175,075
Paul F. Hickey	1/22/16	—	88,800	166,500	1,523	92.40	106,560

(1)

Represents bonuses earned under our Management Incentive Plan. The target bonus for each executive officer is a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for 2016, Mr. Gladney could have earned a bonus up to 50% of his base salary with a target of 40% of his base salary.   Messrs. Youngstrom and Lea could have each earned a bonus up to 45% of their base salary with a target of 35% of their base salary, taking into account their October 3, 2016 employment start and retirement dates, respectively. Messrs. DeLange and Hickey could have each earned a bonus up to 40% of their base salary with a target of 32% of their base salary, taking into account their January 18, 2016 employment start dates.  Mr. Ansari could have each earned a bonus up to 28% of his base salary with a target of 20% of his base salary, taking into account his January 6, 2016 employment start date.   Under the 2016 Management Incentive Plan, the Board of Directors, in its sole discretion, could increase the total bonus award up to 150%. The “Maximum” column in the above table reflects the maximum possible payout under the 2016 Management Incentive Plan assuming the Board of Directors increased the total bonus award by 150%. Under the Management Incentive Plan, there are no guaranteed minimum payouts.

In other words, the minimum level of payout or the threshold level is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Compensation Committee or the Board of Directors. The bonus awards, if any, are approved by the Compensation Committee or, upon the recommendation of the Compensation Committee, approved by the Board of Directors. Due to unanticipated changes in the Company’s business plan during 2016, specifically with respect to the Company’s need to preserve cash and obtain additional financing prior to March 2017, the Board of Directors determined that it would be imprudent and inappropriate to for any executive bonuses to be paid with respect to 2016.  Accordingly, no bonus award amounts are reported for the named executive officers for fiscal 2016 in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(2)

The amounts shown represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

Employment Agreements

Executive Employment Agreement with Dan W. Gladney

On November 2, 2015, we entered into an executive employment agreement with Mr. Gladney, our President and Chief Executive Officer. The agreement has an initial term of two years and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to the agreement, Mr. Gladney is entitled to a base salary of not less than $475,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Mr. Gladney meeting certain annual objectives agreed to by him and the Compensation Committee. The agreement establishes that Mr. Gladney is eligible for an annual incentive compensation of up to 50% of his base salary for that year. Mr. Gladney’s executive employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, Mr. Gladney’s agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Executive Employment Agreements with Greg S. Lea, Scott P. Youngstrom, Naqeeb A. Ansari, Peter M. DeLange and Paul F. Hickey

In 2007, we entered into an executive employment agreement with Mr. Lea, our Chief Financial Officer and Chief Compliance Officer, who retired October 3, 2016.  On April 13, 2010, we entered into an amended and restated executive employment agreement with Mr. Lea, which amended the prior executive employment agreement entered into on May 21, 2007, and we entered into Amendment No. 2 to his employment agreement on January 27, 2016. On October 2, 2016, we entered into employment agreement with Mr. Youngstrom, our current Chief Financial Officer and Chief Compliance Officer.  On January 18, 2016, we entered into employment agreement with Mr. DeLange, our Senior Vice President of Operations and Business Development.  On January 19, 2016, we entered into employment agreement with Mr. Ansari, our Senior Vice President of Sales.   Finally, on January 22, 2016, we entered into employment agreement with Mr. Hickey, our Senior Vice President of Marketing and Reimbursement.

These agreements have an initial term of one year and automatically renew for successive one-year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to these agreements, these executive officers are entitled to a base salary and to cash and equity awards pursuant to our incentive compensation plan, contingent on the executive officers meeting certain annual objectives agreed to by them and the Chief Executive Officer.

The agreement for Mr. Youngstrom establishes that the target amount of his annual incentive compensation may not exceed 45% of his respective base salary for that year. The agreements for Messrs. DeLange and Hickey establish that the target amount of these executive officers’ annual incentive compensation may not exceed 40% of their respective base salary for that year. The agreement for Mr. Ansari establishes that the target amount of his annual incentive compensation may not be less than 28% of his base salary for that year and for calendar year 2016, establishes that he was also eligible to receive a bonus of up to 1% of the Company’s annual sales for 2016.

These agreements also provide for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, these agreements include non-disclosure and assignment provisions and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2016,  including new options granted to Mr. Lea pursuant to the stock option exchange program that we completed on June 27, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option awards
	Number of Securities	Number of Securities		Option
	Underlying Unexercised	Underlying Unexercised		Exercise	Option
	Options (#)	Options (#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
Dan W. Gladney	2,152	5,228	(1)	262.50	10/28/25
Scott P. Youngstrom	—	—		—	—
Greg S. Lea	714	—	(1)	74.90	2/25/26
	164	—	(2)	23.28	6/27/26
Naqeeb A. Ansari	—	1,523	(1)	91.70	1/19/26
Peter M. DeLange	—	2,380	(1)	96.60	1/18/26
Paul F. Hickey	—	1,523	(1)	92.40	1/22/26

(1)	Stock options vest 25% on the first anniversary of the date of grant or hire and 1/36th per month for 36 months thereafter.
(2)	Stock options granted pursuant to the stock option exchange program vest 1/3rd immediately upon the date of grant, which was June 27, 2016, and then 1/24th per month for 24 months thereafter.

Option Exercises and Stock Vested

There were no option exercises or restricted stock awards that vested during our fiscal year ended December 31, 2016.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

We currently do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments and Benefits Upon Termination or Change in Control

We are a party to Executive Employment Agreements with Dan W. Gladney, Scott P. Youngstrom, Greg S. Lea, Naqeeb A. Ansari, Peter M. DeLange and Paul F. Hickey that provide for the receipt of certain payments and benefits upon particular termination events or change in control.

Greg S. Lea retired as an employee, effective October 3, 2016 after providing the Company with the notice of his retirement required by his employment agreement. Upon his retirement, Mr. Lea was entitled to receive 12 months of his base salary as severance pay via the Company’s regular, semi-monthly payroll process. In addition, Mr. Lea was entitled to receive for 12 months after his retirement, continued health care and dental insurance benefits, at no cost to him.  Amounts to be paid post-retirement for Mr. Lea are detailed in the table “Summary of Compensation.”

The agreements the Company has with Messrs. Gladney, Youngstrom, Ansari, DeLange and Hickey may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by us for cause (i.e., for uncured willful breach of duties or this agreement, conviction of any felony or crime involving fraud, dishonesty or moral turpitude or participation in any fraud against or affecting us or any of our subsidiaries, affiliates, suppliers, clients, agents or employees or an act of personal dishonesty intended to result in personal enrichment at our expense or any other act we determine constitutes gross or willful misconduct) or by these executive officers for good reason (i.e., a significant change and substantial reduction in their responsibilities or a relocation to more than 25 miles from our current facility). In addition, either party may terminate the executive officer’s employment at any time for any reason or no reason, including after a change in control, with 30 days written notice. For purposes of these agreements, a change in control includes: (1) a change in beneficial ownership of our securities after the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities; (2) a majority of the Board ceases to be composed of continuing directors (as defined in the agreement); (3) any consolidation or merger involving the Company where the Company is not the surviving corporation or the shares of the Company’s capital stock are converted into cash, securities or other property, except if the Company is the surviving corporation and its stockholders immediately prior to the transaction maintain a proportionate ownership in the Company’s stock following the transaction; (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (5) any liquidation or dissolution of the Company; or (6) a majority of the continuing directors determine, in their sole and absolute discretion, that there has been a change in control.

Payments Made Upon Termination at End of Term

In the event that Mr. Gladney is terminated at the end of the term of his agreement (as defined in the agreement), he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date.

In the event that Messrs. Youngstrom, Ansari, DeLange or Hickey are terminated at the end of the term of his agreement (as defined in the agreement), he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 12 months following the termination date.

Payments Made Upon Termination Due to Death or Disability

In the event that Mr. Gladney’s employment is terminated due to death or disability (as defined in the employment agreement), he, or in the event of his death, his then spouse, is entitled to 18 months of continued health benefits.  In the event that Messrs. Youngstrom, Ansari, DeLange or Hickey’s employment is terminated due to death or disability (as defined in the employment agreement), he, or in the event of his death, his then spouse, is entitled to 12 months of continued health benefits.

Payments Made Upon Termination Without Cause or Resignation for Good Reason

In the event that Mr. Gladney resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date.  In the event that Messrs. Youngstrom, Ansari, DeLange or Hickey resigns for good reason or is terminated without cause prior to the end of the term of their agreements, each is entitled to (1) receive his or her base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following their termination, and (3) receive continued health benefits for a period of 12 months following the termination date.

Messrs. Gladney, Youngstrom, Ansari, DeLange and Hickey’s severance pay is subject to signing, and not rescinding, a general release of all claims against the Company.

Benefits Upon Change in Control

In the event of a change in control, Mr. Gladney’s employment agreement provides that 100% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following the change in control regardless of whether his employment is terminated in connection therewith. In addition, should Mr. Gladney resign for good reason or if his employment is terminated without cause in connection with or within the first two years after a change in control, (1) he is entitled to receive his base salary at the rate then currently in effect for a period of 18 months following the termination date and (2) the vesting schedule of any options issued to Mr. Gladney after the change of control will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment.

For Messrs. Youngstrom, Ansari, DeLange and Hickey, in the event of a change in control in which their employment is not terminated, each executive’s agreement provides that 100% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following termination of employment. In the event of a change in control in which the employment of these executive officers is terminated, 100% of the remaining unvested portion of their options will immediately vest and be exercisable for a period of five years following termination of employment. However, with respect to any of these provisions, if these executive officers receive a cash payment for their options in connection with the change in control equal to the difference between the per share amount paid to the common stockholders in the transaction and the exercise price of the option, their options will be cancelled in exchange for the cash payment.

Potential Payments Upon Termination or Change in Control

The table below shows our reasonable estimates of potential payments and benefits payable to the named executive officers upon termination without cause, resignation for good reason and change in control of EnteroMedics, with or without termination, based on the closing price of our common stock, as adjusted for the 1-for-70 reverse stock split effective December 28, 2016, on the NASDAQ Stock Market of $2.00 on December 31, 2016. The amounts shown assume that termination or change in control was effective as of December 31, 2015, the last day of our fiscal year, and are estimates of the amounts that would be paid to the executive officer in addition to the base salary and bonus earned by the executive officers during 2016. Benefits payable to all employees, such as accrued vacation and life insurance premiums are excluded. The actual amounts to be paid can only be determined at the actual time of an executive officer’s termination. Mr. Lea retired effective October 3, 2016, therefore, the table below only shows the actual payments being made by the Company subsequent to December 31, 2016 related to his retirement.

				Payments Upon
		Payments	Payments	Termination
		Upon Change	Upon Change	Without
		in Control	in Control	Cause or
		With	Without	Resignation for
		Termination	Termination	Good Reason
Name(1)	Type of Payment	($)(1)	($)(1)	($)
Dan W. Gladney	Severance Pay	$—	$—	$712,500
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	30,369
	Total	$—	$—	$742,869
Scott P. Youngstrom	Severance Pay	$—	$—	$300,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	17,234
	Total	$—	$—	$317,234
Greg S. Lea	Severance Pay	$—	$—	$241,694
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	20,099
	Total	$—	$—	$261,793
Naqeeb A. Ansari	Severance Pay	$—	$—	$300,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	15,347
	Total	$—	$—	$315,347
Peter M. DeLange	Severance Pay	$—	$—	$300,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	20,897
	Total	$—	$—	$320,897
Paul F. Hickey	Severance Pay	$—	$—	$300,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	22,989
	Total	$—	$—	$322,989

(1)

Assumes that options were not cashed out in connection with change in control. Additional amounts may be payable if the termination is without cause or is a resignation for good reason, as specified in the third column.

(2)

Value computed based on the difference between $2.00, the closing price of our common stock, as adjusted for the 1-for-70 reverse stock split effective December 28, 2016, on the NASDAQ Stock Market on December 31, 2016, and the exercise price for each option accelerated. No value is included in the table where the option exercise price is greater than the closing price of our common stock on the NASDAQ Stock Market of $2.00 on December 31, 2016.

(3)

Amount represents the estimated full premiums to be paid by the Company for health and dental coverage for the executive officer and his family for the duration of the severance period, as applicable, based on current premiums paid.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”), requires that we provide our stockholders with the opportunity to cast a vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We hold an advisory vote on our executive compensation annually.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term goals, while at the same time avoiding unnecessary or excessive risk-taking. The vote on this resolution is not intended to address any specific element of compensation; rather, this vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory and not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. While this vote is not binding on the Company, the Board of Directors and the Compensation Committee of the Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion, is hereby APPROVED.”

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve this Proposal 2.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP as the EnteroMedics’ independent registered public accountants for the year ending December 31, 2017 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2007. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants is not required by Delaware law, our Fifth Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 3 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 4 has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2016	2015
Audit Fees(1)	$535,500	$534,360
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$535,500	$534,360

(1)

Includes fees billed, or estimates of fees to be billed, for professional services rendered in connection with the audit of our consolidated financial statements for the referenced fiscal year ended, review of interim consolidated financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings and engagements.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in 2016 were approved by the Audit Committee under its pre-approval policies.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the consolidated financial statements of EnteroMedics, compliance by EnteroMedics with legal and regulatory requirements, and the independence and performance of EnteroMedics’ internal and external auditors.

The consolidated financial statements of EnteroMedics for the year ended December 31, 2016, were audited by Deloitte & Touche LLP, independent registered public accounting firm for EnteroMedics.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited consolidated financial statements of EnteroMedics;

2.

Discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards and Auditing Standard No. 16, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and under the SEC, U.S. Public Company Accounting Oversight Board and NASDAQ Stock Market rules;

3.

Received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

4.	Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of EnteroMedics for the year ended December 31, 2016, be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of EnteroMedics

Lori C. McDougal, Chair	Bobby I. Griffin
Nicholas L. Teti, Jr.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2016 Annual Report to Stockholders and Form 10-K, including consolidated financial statements for the year ended December 31, 2016, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, and is also available on our website at www.enteromedics.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household EnteroMedics proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3003.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of EnteroMedics.

Scott P. Youngstrom
Secretary

Dated: April 27, 2017

LOCATION OF ENTEROMEDICS ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 1, 2017 at 3:00 p.m., Central Time

Dorsey & Whitney LLP

Seattle Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Directions By Car:

th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

th St. (Metrodome) exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6th will be on your left.

th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

st Ave. and turn left. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

From Minneapolis-St. Paul Airport

Take 5 north to 55 west. Continue left onto 62. Exit onto I-35W north. Exit onto 11th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the East

Take I-94 west to South 5th St. (USBank Stadium) exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the West

Take I-394 east to South 6th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

From the North

From I-35W, take the Washington Ave. exit and turn right. Proceed to 1st Ave. and turn left. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the South

From I-35W, take the South 11th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

Directions By Light Rail:

Board the train at the Minneapolis-St. Paul Airport or any point southeast of downtown Minneapolis and disembark at the Nicollet Mall/5th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

SM
Shareowner ServicesSM P.O. Box 64945
St. Paul, MN 55164-0945

Vote by internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/etrm Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 31, 2017.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 31, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

    Please detach here    

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of Class I directors:	01 Carl Goldfischer, M.D.	◻ Vote FOR	◻ Vote WITHHELD
	02 Jon T. Tremmel	all nominees	from all nominees
(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of the advisory resolution on executive compensation.		◻ For	◻ Against	◻ Abstain

3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.		◻ For	◻ Against	◻ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ENTEROMEDICS INC.

ANNUAL MEETING OF STOCKHOLDERS

June 1, 2017

3:00 p.m., Central Time

Dorsey & Whitney LLP

Seattle Room

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

EnteroMedics Inc. 2800 Patton Road St. Paul, Minnesota 55113	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on

June 1, 2017.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Dan W. Gladney and Scott P. Youngstrom, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.